EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. REPORTS RESULTS FOR
THE THIRD QUARTER OF 2015
FREMONT, Calif. - OCTOBER 29, 2015 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the third quarter ended September 27, 2015.

Business Highlights:

•	Net revenue for the third quarter of 2015 of $38.9 million was in-line with previously issued guidance.

•	Gross margin in the third quarter of 2015 was in-line with previously issued guidance at 35 percent.

•
Net income for the third quarter of 2015 was $2.0 million, or $0.03 per diluted share, and exceeded previously issued guidance and represented the ninth consecutive profitable quarter on a non-GAAP basis.

“In spite of challenging industry conditions, I am pleased with our ability to achieve top line results at the high end of expectations," noted Fusen Chen, Mattson Technology's President and Chief Executive Officer. "Further, our flexibility in managing our cost structure to align with changes in industry demand, without sacrificing our focus on our customers' success, enabled us to exceed our own expectations for profitability."

Third Quarter 2015 Financial Results
Net revenue for the third quarter of 2015 was $38.9 million, a decrease of $4.4 million or 10 percent, as compared to net revenue of $43.3 million in the second quarter of 2015, and up slightly from net revenue of $38.4 million reported in the third quarter of 2014.
Gross margin in the third quarter of 2015 was 35 percent, a decrease of 2 percentage points as compared to the second quarter of 2015, and a 1 percentage point improvement compared to 34 percent gross margin in the third quarter of 2014.
Total operating expense was $11.8 million in the third quarter of 2015, a decrease of $1.5 million or 11 percent, as compared to operating expense of $13.3 million in the second quarter of 2015, and a decrease of $0.6 million or 5 percent, as compared to total operating expense of $12.5 million in the third quarter of 2014. Excluding restructuring charges of $0.3 million in the third quarter of 2014, non-GAAP operating expense was $12.2 million.
Net income for the third quarter of 2015 was $2.0 million, or $0.03 per diluted share. This compares to net income of $2.6 million, or $0.03 per diluted share, in the second quarter of 2015, and net income of $0.5 million, or $0.01 per diluted share, in the third quarter of 2014. Due to the immateriality of restructuring and other charges in the third quarter of 2014, and the absence of restructuring and other charges in the second and third quarters of 2015, there is no difference between GAAP and non-GAAP net income per diluted share for these periods.

Conference Call
On Thursday, October 29, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2015 third quarter financial results, current business conditions, the near-term business outlook and guidance for the fourth quarter of 2015. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. To access the live conference call, please dial (970) 315-0417.

Use of Non-GAAP Measures
In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this press release contains certain non-GAAP financial measures. The Company's non-GAAP results for total operating expenses and net income per share exclude amounts listed as restructuring and other charges. Management uses non-GAAP operating expenses and net income per diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors' ability to view the Company's results from management's perspective. The Company did not have any restructuring and other charges during the second or third quarters of 2015, and restructuring and other charges in the third quarter of 2014 were $0.3 million.

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Etch, Rapid Thermal Processing and Millisecond Anneal. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 27, 2015	June 28, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net revenue	$38,894	$43,334	$38,430	$140,482	$123,657
Cost of goods sold	25,347	27,315	25,432	89,522	82,717
Gross margin	13,547	16,019	12,998	50,960	40,940
Operating expenses:
Research, development and engineering	4,033	5,184	4,849	14,467	13,819
Selling, general and administrative	7,812	8,158	7,302	24,811	21,413
Restructuring and other charges	—	—	301	—	412
Total operating expenses	11,845	13,342	12,452	39,278	35,644
Income from operations	1,702	2,677	546	11,682	5,296
Interest and other income (expense), net	540	(18)	101	105	(109)
Income before income taxes	2,242	2,659	647	11,787	5,187
Provision for income taxes	219	78	110	878	269
Net income	$2,023	$2,581	$537	$10,909	$4,918
Net income per share:
Basic	$0.03	$0.03	$0.01	$0.15	$0.07
Diluted	$0.03	$0.03	$0.01	$0.14	$0.07
Shares used in computing net income per share:
Basic	75,129	74,920	73,731	74,785	71,215
Diluted	76,546	77,019	75,023	76,849	72,637

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 27, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$36,699	$22,760
Accounts receivable, net	23,826	33,578
Advance billings	2,852	4,653
Inventories	42,611	40,579
Prepaid expenses and other current assets	6,122	9,767
Total current assets	112,110	111,337
Property and equipment, net	8,754	7,534
Restricted cash	1,811	1,993
Other assets	500	623
Total assets	$123,175	$121,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,706	$22,434
Accrued compensation and benefits	6,197	4,601
Deferred revenues, current	6,757	9,110
Other current liabilities	6,038	6,630
Total current liabilities	32,698	42,775
Deferred revenues, non-current	552	1,160
Other liabilities	2,477	2,442
Total liabilities	35,727	46,377
Stockholders' equity	87,448	75,110
Total liabilities and stockholders' equity	$123,175	$121,487